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Jimmy Caplan
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COMMAND CENTER ANNOUNCES APPOINTMENT OF
JEFF T. WILSON TO BOARD OF DIRECTORS

POST FALLS, Idaho - September 21, 2010 - Command Center, Inc. (OTCBB: CCNI), an emerging provider of on-demand, reliable labor solutions, today announced the appointment of Jeff T. Wilson to the company's board of directors. Based upon his qualifications and experience in financial and accounting management, the board of directors has also designated Mr. Wilson as chairman of the audit committee, as well as a member of both the compensation committee and the nominating and governance committee.

With the appointment of Mr. Wilson, the Command Center board has been expanded to five members.

Since April 2006, Mr. Wilson has served as the Chief Financial Officer of Microvision, Inc., a publicly-traded technology company based in Redmond, Washington. Prior to this appointment, he had served as Microvision's Controller and Principal Accounting Officer since August 1999. Before joining the company, Mr. Wilson had served from 1991 to 1999 in various accounting positions for Siemens Medical Systems, Inc., a developer and manufacturer of medical imaging equipment. Prior to 1991, Mr. Wilson had served as a manager with the accounting firm, Price Waterhouse (now PricewaterhouseCoopers). Mr. Wilson is a certified public accountant and holds a B.S. in Accounting from Oklahoma State University.

“We are pleased to have the input and participation from someone as well-versed and experienced in the public sector as Jeff Wilson,” said Command's Chairman and CEO, Glenn Welstad. “Jeff brings a wide array of skills to our company. He is well-qualified to serve as chairman of our audit committee and will help ensure that the proper financial controls are in place to accommodate the company's rapid growth.”

About Command Center, Inc.

The Company provides on-demand employment solutions to businesses in the United States, primarily in the areas of light industrial, disaster relief, hospitality and event services. Additional information on Command Center is available at www.commandonline.com.

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, the severity and duration of the general economic downturn, the availability of worker's compensation insurance coverage, the availability of capital and suitable financing for the Company's activities, the ability to attract, develop and retain qualified store managers and other personnel, product and service demand and acceptance, changes in technology, the impact of competition and pricing, government regulation, and other risks set forth in the Form 10KSB filed with the Securities and Exchange Commission on April 9, 2010 and in other statements filed from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.